As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-117427

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 5 TO REGISTRATION STATEMENT ON FORM S-3

(Registration No. 333-117427)

UNDER

THE SECURITIES ACT OF 1933

CSG SYSTEMS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-0783182
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

169 Inverness Dr W, Ste 300

Englewood, CO 80112

(303) 200-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Brian A. Shepherd

President and Chief Executive Officer

169 Inverness Dr W, Ste 300

Englewood CO, 80112

(303) 200-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Denny Kwon

Freshfields US LLP

One Bush Street, 17th Floor

San Francisco, CA 94104

(415) 400-2200

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were registered but not sold pursuant to Registration Statement No. 333-117427.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

EXPLANATORY NOTE

On October 29, 2025, CSG Systems International, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, NEC Corporation, a company incorporated under the laws of Japan (“Parent”), and Canvas Transaction Company, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, at the effective time of the Merger, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Merger became effective on May 14, 2026, upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware.

The Company is hereby filing this Post-Effective Amendment (the “Post-Effective Amendment”) to the following registration statement on Form S-3: Registration No. 333-117427, filed with the SEC on July 16, 2004 (the “Registration Statement”). As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in such Registration Statement to remove from registration, by means of this Post-Effective Amendment, any of the securities registered under such Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on May 14, 2026.

CSG Systems International, Inc.

By:	/s/ Brian A. Shepherd
Name: Brian A. Shepherd
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.